Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 24, 2014

Simulations Plus Provides Additional Details Regarding Cognigen Acquisition

Investor Conference Call Scheduled for Friday, July 25 at 1:15 PM PDT

LANCASTER, CA, July 24, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today provided additional details regarding its Agreement and Plan of Merger (the “Agreement”) with Cognigen Corporation (“Cognigen”) of Buffalo, New York, announced yesterday.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, Inc., said: “The excitement around this announcement has generated a number of questions on the part of our shareholders. In order to provide a level playing field for everyone, we are providing answers to the questions we have received to the market all at once through this release, and we will conduct an investor conference call tomorrow right after the close of the market. Answers to those questions we can answer at this time are provided below.”

Q. What is the current cash position of Simulations Plus, Inc. post-transaction, and should we expect the dividend to continue at the current rate?

A. The Board of Directors of Simulations Plus, Inc. (the “Board”) has indicated that they anticipate the dividend will continue at the current rate for the foreseeable future; however, the Board votes on this issue each quarter and reserves the right to increase, decrease, or discontinue dividend distributions as the cash needs of the business dictate. As of today, cash is approximately $9.5 million. Following the closing of the transactions contemplated by the Agreement, which we expect to occur on September 2, 2014, after the current Simulations Plus fiscal year closes on August 31, 2014, cash is expected to be approximately $6 million.

Q. Does Cognigen have any debt?

A. There will be no Cognigen debt at the close of the transaction.

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Q. What will be the name of the new company?

A. Simulations Plus will continue to be Simulations Plus, Inc. Cognigen will be “Cognigen, a wholly owned subsidiary of Simulations Plus.”

Q. What share price will be used to determine the number of shares to be issued to the Cognigen shareholders?

A. The volume-weighted average trading price for the 30 trading days two days prior to closing.

Q. Is a Simulations Plus shareholder vote required?

A. The number of shares anticipated to be issued is currently expected to be well below the threshold that would require a shareholder vote under applicable law.

Q. Does Cognigen have similar revenue seasonality to Simulations Plus, Inc.?

A. Cognigen has not previously experienced a significant seasonality.

Q. What will the expected $5 million in new revenues add to EBITDA and EPS?

A. Simulations Plus does not provide earnings guidance. As noted in the initial press release, Cognigen is a profitable company and the Company anticipates it will continue to operate profitably. Because Cognigen’s revenues come primarily from consulting activities, the margins are not as high as for Simulations Plus’ software offerings, but management anticipates net margins of approximately 10 percent going forward.

Q. At what rate over the trailing 12 months has Cognigen been growing revenue and net income?

A. Revenue growth through May 31, 2014 has been just over 7%. Net income has not yet been determined for the period.

Q. What cost synergies are expected?

A1. One anticipated synergy will be in marketing and sales, where Cognigen will be able to “piggy-back” on the marketing and sales programs from Simulations Plus at minimal additional cost. Simulations Plus attends 50 to 60 conferences/shows per year, exhibiting at a majority of them. Cognigen has not exhibited at more than one or two shows per year, relying on the Company’s strong reputation to generate sales. Simulations Plus will be taking over all financial transactions, freeing up senior Cognigen management to participate in expanded marketing and sales activities. Management anticipates these activities to begin in the fall of 2014. Note that no staff reductions are planned for either company – management hopes all of Cognigen’s employees will stay on and participate in the combined company as new members of the Simulations Plus family.

A2. A second potential synergy involves Cognigen’s in-house cloud facility – a modern, secure capability used in their work. The capacity of the Cognigen cloud should be approximately doubled at minimal cost to accommodate hosting Simulations Plus software. Several Simulations Plus customers are currently asking for cloud-based capabilities and management has been testing using the Amazon cloud. Whether the Company would remain on the Amazon cloud or move some or all of the cloud-based offerings to the Cognigen cloud will require a study to determine the most cost-effective way to operate. Cognigen has built a resource and has IT staff who are familiar with not only operation of the cloud, but such activities as programming for parallel processing, and management anticipates there should be benefit to Simulations Plus as well as Cognigen.

A3. A third potential synergy is expected from the Simulations Plus customer base, which is larger than Cognigen’s and includes most of Cognigen’s customers, but from different departments. Cross-selling will be a focus, as each company will have the opportunity to be introduced to the other’s customers and relationships.

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Q. Aside from the revenue metrics, what financial metrics and multiples were used in determining the purchase price?

A. A combination of multiples involving sales, revenues, and EBITDA were used in comparison with recent deals in the industry, along with consideration of the strategic value and financial potential of combining the capabilities of the two companies going forward.

Q. What are the cross-selling opportunities for customers of both companies?

A. This is one of the primary strategic reasons for this acquisition. Regulatory agencies have begun to take strong interest in using physiologically based pharmacokinetics (“PBPK” – a major strength of Simulations Plus) in clinical trial data analysis (a major strength of Cognigen). Management believes the combined capabilities of Simulations Plus and Cognigen will provide the industry with what the Company believes is a best-in-class offering to meet this new opportunity.

Q. Where do Cognigen’s product offerings fit within Simulations Plus’ product suite? Are there any competitive products or expected cannibalization of revenue from overlap?

A. Cognigen’s business is primarily analysis and reporting of clinical trial data. There is also a relatively new software product called KIWI, which manages much of the workflow for this type of work, and is currently in use at a small number of pharmaceutical companies. These services and software do not overlap with Simulations Plus’ business. There is a very small part of Simulations Plus’ consulting services that does similar calculations to some of Cognigen’s activities; however, the nature of Simulations Plus’ consulting contracts is quite different than Cognigen’s, so management does not expect any loss in revenues on either side. On the contrary, management expects the synergies of the combined capabilities of the two companies should provide growth opportunities that exceed those for either company alone.

Q. Is all of the software used by Cognigen homegrown/fully owned by the company?

A. Cognigen uses a mix of proprietary software and standard commercial and open-source software licensed by industry scientists for clinical trial data analysis.

Investor Conference Call

The Company will hold an investor conference call on Friday, July 25, at 1:15 PM PT/4:15 PM ET. The call will be webcast live and may be joined by registering at the following website: https://www2.gotomeeting.com/register/346573050. Upon registering, you will receive a confirmation e-mail with a unique link and instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1705, and enter access code: 630-706-152.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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